UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

DEVRY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Copy
Filed Pursuant to SEC Rule 14a-6(a)

October   , 2007

Dear Stockholder:

On behalf of the Board of Directors of DeVry Inc., it is my pleasure to invite you to attend your Company’s Annual Meeting of Stockholders at 9:00 a.m., Central Standard Time, Wednesday, November 7, 2007, at the Doubletree Guest Suites & Conference Center, 2111 Butterfield Road, Downers Grove, Illinois.

We will begin with a discussion of the items listed in the enclosed proxy statement, followed by a report on the progress of DeVry during the last fiscal year. DeVry’s performance also is discussed in the enclosed 2007 Annual Report to stockholders, which we think you will find to be interesting reading.

We look forward to seeing you at the meeting.

Thank you.

Sincerely,

Dennis Keller
Board Chair

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
NOMINEES
INCUMBENT DIRECTORS
CLASS III — TERM EXPIRES 2009
BOARD OF DIRECTORS AND BOARD COMMITTEE INFORMATION
2007 DIRECTOR COMPENSATION
STOCKHOLDER COMMUNICATION WITH DIRECTORS
CERTAIN TRANSACTIONS
POLICY FOR COMMUNICATING ALLEGATIONS RELATED TO ACCOUNTING COMPLAINTS
CODE OF BUSINESS CONDUCT AND ETHICS
STOCK OWNERSHIP
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
2007 GRANTS OF PLAN-BASED AWARDS
2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
EQUITY COMPENSATION PLAN INFORMATION
AUDIT COMMITTEE REPORT
AUDIT FEES
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS — 2008 ANNUAL MEETING
SEC REPORTS
OTHER BUSINESS

DEVRY INC.
One Tower Lane, Suite 1000
Oakbrook Terrace, Illinois 60181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
November 7, 2007

You are cordially invited to attend the Annual Meeting of Stockholders of DeVry Inc. at the Doubletree Guest Suites & Conference Center, 2111 Butterfield Road, Downers Grove, Illinois, on Wednesday, November 7, 2007, at 9:00 a.m. Central Standard Time, for the following purposes:

(1) To approve an amendment of Article Seventh of the Company’s Restated Certificate of Incorporation to change the maximum number of directors the Company may have;

(2) To elect five Directors as Class I Directors to serve until the 2010 Annual Meeting of Stockholders;

(3) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the current fiscal year; and,

(4) To consider such other business as may properly come before the meeting or any adjournment thereof.

You will find enclosed with this Notice a proxy card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 2007.

The Board of Directors has fixed a record date of September 14, 2007. Only stockholders of record on that date are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, you are encouraged to vote by proxy by following the instructions on the enclosed proxy card. Postage is not required for mailing in the United States. Upon written request, the Company will reimburse stockholders for the cost of mailing proxy cards from outside the United States. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. You may attend the meeting and vote in person even if you have returned a proxy in writing, by telephone or through the Internet. The Company will broadcast the Annual Meeting and its presentation by management live via webcast. The webcast may be accessed by visiting the Investor Relations section of the Company’s web site at www.devryinc.com. Participants are encouraged to visit the site at least 15 minutes prior to the start of the meeting to download and install any necessary audio software.

By Order of the Board of Directors,

GREGORY S. DAVIS
Secretary

October   , 2007

DEVRY INC.
One Tower Lane, Suite 1000
Oakbrook Terrace, Illinois 60181

ANNUAL MEETING OF STOCKHOLDERS, TO BE HELD ON NOVEMBER 7, 2007

PROXY STATEMENT

PROXIES AND VOTING INFORMATION

The Board of Directors of DeVry Inc. (the “Company”) is sending you this Proxy Statement and the accompanying proxy card to solicit your proxy to vote your shares at the Company’s Annual Meeting of Stockholders to be held on November 7, 2007, and any adjournment thereof. The solicitation of proxies gives every stockholder an opportunity to vote because your shares can be voted only if you are present or represented by proxy at the meeting. This Proxy Statement and accompanying proxy card are first being sent to stockholders on or about October   , 2007.

When you have returned your proxy, the Proxy Committee (and each of them, with full powers of substitution) will vote your shares as you direct. Please follow the instructions on the enclosed card, which explain how to submit your proxy by mail, by telephone or through the Internet. If you submit a proxy by telephone or through the Internet, you should not also mail in a card. If you return your proxy to us by any of these means without choices for each proposal, the Proxy Committee will vote your shares on the unmarked proposals as recommended by the Company’s Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holds shares for a beneficial owner who has not provided voting instructions) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. Because each proposal (as required by the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”)) requires the affirmative vote of a majority of the shares of Common Stock of the Company outstanding on the record date, the effect of each of these is the same as a “no” vote. A proxy may be revoked at any time before the proxy is voted at the meeting by: (1) notifying the Company in writing that the proxy has been revoked, (2) submitting a later-dated proxy by mail, over the telephone or through the Internet, or (3) voting in person at the meeting. The approval of the amendment to the Certificate of Incorporation, the election of five Directors and the ratification of the selection of the independent registered public accounting firm will each require the affirmative vote of a majority of the shares of Common Stock of the Company outstanding on the record date.

If you are a Company employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan and/or the Profit Sharing Retirement Plan’s DeVry Stock Fund, your proxy will serve as direction to the custodian of the Employee Stock Purchase Plan or the trustee of the Profit Sharing Retirement Plan to vote your shares for your account as you have directed. If you submit a proxy without indicating your voting preference, your shares will be voted in the same proportion as shares for which instructions have been received.

The Company will bear the expense of soliciting proxies and will reimburse all stockholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings. The solicitation initially will be made by mail but also may be made by Company employees by telephone, electronic means or personal contact.

As of September 14, 2007, the Company had 71,112,722 shares of Common Stock ($0.01 par value) outstanding. Stockholders are entitled to one vote per share owned on the record date.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO CHANGE THE MAXIMUM NUMBER OF DIRECTORS THE COMPANY MAY HAVE

Article Seventh of the current Certificate of Incorporation requires that the Company’s Board of Directors be comprised of between not less than 3 nor more than twelve Directors, as determined by a majority vote of the whole Board. The Board currently has fixed the number of Directors of the Company at twelve. As of September 14, 2007, the Board of Directors adopted a resolution to amend, and to recommend that the stockholders approve an amendment to, Article Seventh of the Certificate of Incorporation, which would change the maximum number of Directors the Company may have to not more than thirteen Directors. Also as of September 14, 2007, the Board of Directors adopted a resolution, subject to stockholder approval, of the amendment to the Certificate of Incorporation, to amend the Company’s Amended and Restated By-Laws (the “By-Laws”) to fix the number of Directors of the Company at thirteen. As described below under the caption “Election of Directors,” the Board of Directors recommends the election of Lyle Logan, who has not previously served on the Board, to serve as a Class I Director and to fill the vacancy that would be created by the increase in the size of the Board of Directors to thirteen.

The first paragraph of Article Seventh of the Certificate of Incorporation, as proposed to be amended would state:

“The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than 3 nor more than 13. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.”

The Board of Directors believes that the proposed amendment is in the best interests of the Company and the Company’s stockholders and that it is desirable to change the maximum number of Directors the Company may have because it would allow for the election of Mr. Logan and, over the longer term, provide some additional flexibility in appointing Directors who possess skills and abilities that would be helpful to the Company and the Board of Directors in overseeing the business of the Company.

If the stockholders approve the proposed amendment to the Certificate of Incorporation, the amendment will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which would be filed shortly after the Annual Meeting of Stockholders. In addition, immediately following the effectiveness of the amendment to the Certificate of Incorporation, the resolution of the Board of Directors amending the By-Laws to fix the number of Directors of the Company at thirteen would, by its terms, become effective.

If stockholders do not approve the amendment of Article Seventh of the Certificate of Incorporation, then the Article Seventh of the Certificate of Incorporation as previously approved by stockholders will continue in effect, the number of Directors will remain at twelve, and Mr. Logan will withdraw as a nominee for election to the Board of Directors.

Approval by Stockholders

The adoption of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock of the Company outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR the approval of the amendment of the Company’s Certificate of Incorporation to change the maximum number of directors the Company may have.

The Board of Directors recommends a vote FOR the approval of the amendment of the Company’s Certificate of Incorporation to change the maximum number of Directors the Company may have.

ELECTION OF DIRECTORS

The Certificate of Incorporation provides for a Board of Directors that is divided into three classes serving staggered three-year terms. The current members of Class I, whose terms of office expire in 2007, are Connie R. Curran, Daniel Hamburger, Harold T. Shapiro and Ronald L. Taylor. The Board of Directors recommends their re-election. The Board also recommends the election of Lyle Logan, who has not previously served on the Board, as a Class I Director, for a term to expire in 2010.

It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of each of Connie R. Curran, Daniel Hamburger, Harold T. Shapiro, Ronald L. Taylor and Lyle Logan as Class I Directors unless otherwise specified in such proxy. A proxy cannot be voted for more than five persons. In the event that a nominee becomes unable to serve as a Director, the Proxy Committee will vote for the substitute nominee that the Board designates. The Board has no reason to believe that the nominees will become unavailable for election.

Each nominee for election as Director is listed below, along with a brief statement of his or her current principal occupations, business experience and other information, including directorships in other public companies. All of the nominees have consented to serve as directors if elected at the Annual Meeting of Stockholders.

Under Article Seventh of the current Certificate of Incorporation, the Company’s Board of Directors may be comprised of between not less than 3 nor more than twelve Directors, as determined by a majority of the whole Board.

As of September 14, 2007, the Board of Directors adopted a resolution to submit to a vote of the stockholders a proposal to amend the Certificate of Incorporation to change the maximum number of Directors the Company may have to thirteen. In addition, the Board of Directors adopted a resolution, subject to stockholder approval of the amendment to the Certificate of Incorporation, to amend the By-Laws to fix the number of Directors of the Company at thirteen. If stockholders do not approve the amendment of Article Seventh of the Certificate of Incorporation, then Article Seventh as previously approved by stockholders will continue in effect, the number of Directors will remain at twelve, as previously fixed by the Board of Directors, Mr. Logan will withdraw as a nominee for election to the Board of Directors, and all shares represented by a proxy in the accompanying form will be voted for the election of the other four nominees.

Approval by Stockholders

The election of the five nominees for director requires the affirmative vote of a majority of the shares of Common Stock of the Company outstanding on the record date. Unless otherwise indicated on the proxy, or in the case of Mr. Logan as described above, the shares will be voted FOR each of the nominees listed below.

The Board of Directors recommends a vote FOR the nominees listed below.

NOMINEES

CLASS I — TERM EXPIRES 2010

Connie R. Curran, age 59

Dr. Curran has been a Director of the Company since 2003. She is President of Curran Associates, a healthcare consulting company. From September 2003 until June 2006, Dr. Curran served as the Executive Director of C-Change (formerly the National Dialogue on Cancer), an organization that brings together the public, private, and nonprofit sectors to focus on the eradication of cancer. She spent the preceding 15+ years in several healthcare leadership positions — President, Cardinal Health Consulting Services, 2000-2003; President and CEO, CurranCare, from 1995 until its acquisition by Cardinal Health in 2000; Vice Chairman/ National Director for Patient Care Services, APM Incorporated, 1990-1995; and Vice President for HealthCare Management and Patient Care Services, American Hospital Association, 1985-1989. Prior to 1989, Dr. Curran was the Dean of the College of Nursing at the Medical College of Wisconsin and held professorships at the University of San Francisco and Columbia University. She is a prolific author with over 200 publications and several research programs. She is chairman of the Silver Cross Hospital Board and serves on the boards of several nonprofit organizations. Dr. Curran is also a director of Hospira, Inc. and Volcano, Inc.

Daniel Hamburger, age 43

Mr. Hamburger has been President and Chief Executive Officer and a Director of the Company since November 2006. He joined the Company as Executive Vice President in November 2002. From January 2001 to November 2002, he served as Chairman and CEO of an Accenture subsidiary, Indeliq Inc., which developed education technology. Prior to that, Mr. Hamburger served as President of the Internet Commerce division of W. W. Grainger, Inc. Prior to that Mr. Hamburger was employed at R.R. Donnelley and at Bain & Co.

Lyle Logan, age 47

Mr. Logan has been Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments (the asset management arm of Northern Trust Corporation) at The Northern Trust Company since 2005. He previously served as Senior Vice President and Head of Chicago Private Banking within the Personal Financial Services business unit of Northern Trust from 2000 to 2005. Prior to 2000, he was Senior Vice President in the Private Bank and Domestic Portfolio Management Group at Bank of America.

Harold T. Shapiro, age 72

Dr. Shapiro has been a Director of the Company since 2001. Dr. Shapiro is President Emeritus of Princeton University and a professor of economics in its Woodrow Wilson School of Public and International Affairs. He was the President and a professor of economics and public affairs there from 1988 until his retirement in June 2001. Dr. Shapiro joined the faculty of the University of Michigan in 1964 and was that university’s president from 1980 to 1988.

Ronald L. Taylor, age 64

Mr. Taylor has been a Director of the Company since 1987. From August 1987 until his November 2002 appointment as Co-Chief Executive Officer, he was also President and Chief Operating Officer. In July 2004 he became the Company’s Chief Executive Officer and served in that capacity until November 2006. In 1973 Mr. Taylor co-founded Keller Graduate School of Management (“KGSM”) and was from 1973 to 1981 its Chief Operating Officer, and from 1981 to 1987 its President and Chief Operating Officer.

INCUMBENT DIRECTORS

CLASS II — TERM EXPIRES 2008

David S. Brown, age 66

Mr. Brown has been a Director of the Company since 1987 and was a founding stockholder and director of KGSM from 1973 to 1987. Mr. Brown, a graduate of Stanford Law School (1965) and a practicing attorney (1965-1998), was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel.

Dennis J. Keller, age 66

Mr. Keller has been Board Chair since 1987 and was Chief Executive Officer of the Company until November 2002, then Co-Chief Executive Officer until July 2004. Mr. Keller co-founded KGSM and was from 1973 to August 1987 its Chairman of the Board and Chief Executive Officer. He is also a director of NICOR Inc. and Ryerson, Inc.

Frederick A. Krehbiel, age 66

Mr. Krehbiel has been a Director of the Company since 1996. Employed since 1965 by Molex Incorporated, an electronic component manufacturer, he served as Chief Executive Officer from 1988 to 1999 and as Chairman from 1993 to 1999. Since July 1999, Mr. Krehbiel has served as Co-Chairman. Mr. Krehbiel also served as Co-Chief Executive Officer from 1999-2001 and as Chief Executive Officer from 2004 until July 2005. Mr. Krehbiel is also a director of Tellabs, Inc. and Molex Incorporated.

Fernando Ruiz, age 51

Mr. Ruiz has been a Director of the Company since November 2005. He has been employed by The Dow Chemical Company since 1980. He was appointed Vice President and Treasurer of The Dow Chemical Company in 2001 and Corporate Vice President and Treasurer in 2005. Mr. Ruiz served as Assistant Treasurer of The Dow

Chemical Company from 1996-2001. Mr. Ruiz serves as a director for a number of Dow subsidiaries including Dow Financial Services Inc. and Dow Credit Corporation and serves as President and CEO of Liana Ltd., a holding company for Dow’s insurance subsidiaries.

CLASS III — TERM EXPIRES 2009

Charles A. Bowsher, age 76

Mr. Bowsher has been a Director of the Company since February 1997. In 1996 Mr. Bowsher completed a 15-year term as Comptroller General of the United States and head of the General Accounting Office. Prior to that he was affiliated with Arthur Andersen and Co., for 25 years, except for a four-year period when he served as Assistant Secretary of the Navy for Financial Management. Mr. Bowsher is also a director of Washington Mutual Investors Fund and SI International. Additionally, Mr. Bowsher serves as a public member of the FINRA board of directors and serves on the advisory board of the Public Company Accounting Oversight Board.

William T. Keevan, age 61

Mr. Keevan has been a Director of the Company since November 2005. He is a Senior Managing Director of Kroll Inc. (“Kroll”), a leading international risk consulting firm, which he joined in December of 2006. He is the leader of Kroll’s Forensic Accounting and Litigation Consulting Practice in the Washington, D.C. area, and of the firm’s Government Contractor Advisory Services Practice on a national basis. From June 2002 to December 2006, Mr. Keevan was with Navigant Consulting Inc., a specialty consulting firm. His practice entails advising clients on complex accounting, financial reporting, regulatory compliance and governance matters. From September 1982 to June 2002, Mr. Keevan was a partner of Arthur Andersen LLP, a provider of auditing, tax and consulting services, in a number of senior management positions.

Robert C. McCormack, age 68

Mr. McCormack has been a Director of the Company since 1995. He is a founding partner of Trident Capital, Inc., a private equity firm established in 1993 to invest in information and business service companies. He served as Co-Chairman and Managing Director until 2005, when he became an Advisory Director of the firm. From 1990 to 1993 Mr. McCormack was the Assistant Secretary and Comptroller of the Navy, prior to which time he served for 2 1/2 years in various positions on the staff of the Secretary of Defense. Mr. McCormack spent 20 years in investment banking with Dillon, Read & Co. Inc. and Morgan Stanley & Co. Incorporated before his government service. He is also a director of Illinois Tool Works Inc., Mead Westvaco Corporation and Northern Trust Corporation.

Julia A. McGee, age 65

Ms. McGee has been a Director of the Company since 1994. In early 2007, she became a Senior Advisor at Harcourt Achieve, Professional and Trade, a publisher of educational, trade and professional materials. From 2003 until 2007, she was President and CEO of Harcourt Achieve, Professional and Trade, after serving as President, Basal and Test Publishing, for McGraw Hill Education, an information service provider, and earlier as Executive Vice President of Scholastic Inc., an education publisher. From 1991 to November 2000 Ms. McGee was President of McDougal, Littell & Co. and, upon its acquisition by Houghton Mifflin in 1994, she also became Executive Vice President, Houghton Mifflin, a publishing company. Ms. McGee began her publishing career at McDougal Littell in 1988 as an editorial director. From 1986 to 1988 she held management positions at Ligature, Inc., prior to which she was, for three years, Director of Marketing and Software Development for a division of Tandy Corporation.

BOARD OF DIRECTORS AND BOARD COMMITTEE INFORMATION

Board of Directors

The Company’s Board of Directors held seven meetings during fiscal year 2007, consisting of four regular meetings and three special meetings. Board members are expected to attend Board meetings, the meetings of the committees on which they serve and the Company’s Annual Meeting of Stockholders, except in unusual circumstances. During fiscal year 2007 all incumbent Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees on which they served. All of the Directors attended the Company’s 2006 Annual Meeting of Stockholders. During fiscal year 2007, the Board met periodically in executive session without management Directors or other employees present. Robert C. McCormack was chosen to serve as lead outside director and preside at such sessions.

Director Independence

The Board of Directors plans to meet prior to mailing of the definitive Proxy Statement for the Annual Meeting of Stockholders to consider and to make a current and formal determination as to whether each Director, and Mr. Logan as a director nominee, has any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and has otherwise complied with the requirements for independence under the applicable listing standards of the New York Stock Exchange (“NYSE”). The Board’s determination and the basis for it will be described in the definitive Proxy Statement.

Board Committees

The Board has standing governance, audit, compensation, finance and academic committees. A current copy of the charters of each of these committees and a current copy of the Company’s Corporate Governance Principles are available in print from the Secretary of the Company to any stockholder upon written request and can also be found on the Company’s website, www.devryinc.com. Only Directors who meet the NYSE listing standards definition of “independent” are appointed to the governance and compensation committees. Only Directors who meet the NYSE listing standards and the Securities and Exchange Commission definitions of “independent” are appointed to the audit committee.

Governance Committee.  Directors Julia A. McGee (Chair), Robert C. McCormack, and Fernando Ruiz serve as members of the Company’s Governance Committee, which met once during fiscal year 2007. The Board of Directors plans to meet prior to mailing of the definitive Proxy Statement for the Annual Meeting of Stockholders to make a current and formal determination as to whether all of the members of the Governance Committee are “independent,” as defined in the applicable NYSE listing standards. The Board’s determination will be described in the definitive Proxy Statement. In accordance with the Committee’s Charter, the Committee’s responsibilities include proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board; reviewing the committee structure; and leading the Board and Committee evaluation process. The Governance Committee will consider stockholder recommendations of candidates for Director. Such recommendations should be sent to the Secretary of the Company. Detailed procedures, including minimum qualifications and specific qualities or skills believed necessary, and the Committee’s process (arising primarily out of the Company’s By-Laws) for identifying and evaluating nominees, have been codified in the Company’s policy on the Director Nominating Process, which is described below under the caption “Director Nominating Process.”

Mr. Logan was recommended as a director candidate by Mr. McCormack. The Governance Committee evaluated Mr. Logan against the criteria set forth in the policy on Director Nominating Process, which is discussed below, and recommended him to the full Board of Directors for nomination.

Audit Committee.  Directors Charles A. Bowsher (Chair), David S. Brown, William T. Keevan and Harold T. Shapiro serve as members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Committee met seven times in fiscal year 2007. The Board of Directors plans to meet prior to mailing of the definitive Proxy Statement for the Annual Meeting of Stockholders to make a current and formal determination as to whether all of the members of the Audit Committee are “independent” as required by the applicable listing standards of the NYSE and by the applicable rules and regulations issued by the Securities and Exchange Commission, and whether the Audit Committee has at least one “audit committee financial expert” serving on the Committee. The Board’s determination will be described in the definitive Proxy Statement.

Among the principal duties of the Audit Committee are:

•	appointing the Company’s independent registered public accounting firm, subject to ratification by the stockholders;

•	reviewing the scope, approach and results of the annual audits;

•	reviewing the annual and quarterly financial statements; and,

•	reviewing the representations of management and the findings and suggestions of the independent public accounting firm regarding internal controls, financial policies and procedures and management’s response thereto.

Additional detail about the Committee’s activities are spelled out in the Committee’s Charter, which was most recently amended and restated by the Board of Directors on May 2, 2005. The report of the Audit Committee appears on page 29 of this Proxy Statement.

Compensation Committee.  Directors Frederick A. Krehbiel (Chair), Connie R. Curran, William T. Keevan and Julia A. McGee serve as members of the Compensation Committee, which held five meetings in fiscal year 2007, consisting of four regular meetings and one special meeting. The Board of Directors plans to meet prior to mailing of the definitive Proxy Statement for the Annual Meeting of Stockholders to make a current and formal determination as to whether all of the members of the Compensation Committee are “independent” as defined in the applicable NYSE listing standards. The Board’s determination will be described in the definitive Proxy Statement. The role of the Compensation Committee is discussed below in the section on “Compensation Discussion and Analysis”. The report of the Compensation Committee appears on page 12 of this Proxy Statement.

Academic Committee.  Directors Harold T. Shapiro (Chair), David S. Brown, Connie R. Curran and Ronald L. Taylor serve as members of the Company’s Academic Committee, which was established to assure that the academic perspective is heard and represented at the highest policy-setting level, and incorporated in all of the Company’s activities and operations. The purpose of the Committee, which met two times in fiscal year 2007, is to provide oversight of the Company’s academic policy and input to the Board regarding academic activities.

Finance Committee.  Directors Robert C. McCormack (Chair), Fernando Ruiz and Ronald L. Taylor serve as members of the Company’s Finance Committee, which met once for a regular meeting and once for a special meeting during fiscal year 2007. The Committee’s principal duties include review and recommendation with respect to the Company’s financing policies, including cash flow, capital structure and dividend policy, as well as risk management policy.

Director Nominating Process

The Governance Committee is responsible for making recommendations of nominees for directors to the Board. Nominees are selected on the basis of, among other things, knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. When considering nominees, the Committee seeks to ensure that the Board as a whole possesses, and individual members possess, at least one of the following competencies:

•	Accounting and finance;

•	Business judgment;

•	Management;

•	Industry knowledge;

•	Leadership; and,

•	Strategy/vision.

In screening director nominees, the Committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the Board that could impair the prospective nominee’s ability to act independently.

The Committee will not only consider nominees that it identifies, but will consider nominees submitted by stockholders in accordance with the process for stockholder nominations identified in the By-Laws. Under this process, all stockholder nominees are to be submitted in writing to the Corporate Secretary, DeVry Inc., One Tower Lane, Oakbrook Terrace, IL 60181-4624, not less than 60 days prior to the anniversary of the immediately preceding Annual Meeting of Stockholders. Such stockholder’s notice shall be signed by the stockholder of record who intends to make the nomination (or his duly authorized proxy) and shall also include the following information:

a. the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner or owners, if any, on whose behalf the nomination is made;

b. the number of shares of the Company’s Common Stock which are beneficially owned by such stockholder or beneficial owner or owners;

c. a representation that such stockholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination;

d. the name and residence address of the person or persons to be nominated;

e. a description of all arrangements or understandings between such stockholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder;

f. such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and

g. the written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

In addition to candidates submitted through this By-Law process for stockholder nominations, stockholders may also recommend candidates by following the procedures set forth below under the caption “Stockholder Communications with Directors.”

In identifying potential nominees and determining which nominees to recommend to the Board, the Committee may in the future retain the services of a professional search firm or other third party advisor. In connection with each vacancy, the Committee will develop a specific set of ideal characteristics for the vacant director position. The Committee will look at nominees it identifies and any identified by stockholders on an equal basis using these characteristics and the general criteria identified above.

2007 DIRECTOR COMPENSATION

Directors, including employee Directors Taylor and Keller (but not Hamburger), are each paid a retainer of $30,000 per annum plus $1,500 for each Board of Directors meeting attended. Non-employee committee members are also paid $1,000 per committee meeting attended. In addition, the Chair of the Audit Committee receives an annual retainer of $10,000 for such services. Also, Directors are eligible to receive options under the Company’s 1999 and 2003 Stock Incentive Plans and the Company’s 2005 Incentive Plan. Non-employee Directors are currently granted options for 10,500 shares upon election or re-election to the Board (pro-rated for election to less than a full three-year term). These options vest in three annual installments beginning one year from the date of election or re-election. Directors are reimbursed for any reasonable and appropriate expenditures attendant to Board membership.

Under the DeVry Inc. Board of Directors’ Deferred Compensation Plan, a Director may elect to defer all or a portion of Board compensation. Any amount so deferred is, at the Director’s election, valued as if invested in the

Company’s Common Stock and/or the average yield on corporate bonds as determined by Mergent Bond Record (formerly Moody’s), and is payable in cash in installments or as a lump-sum on or after termination of service as a Director.

In fiscal 2007, each non-employee director re-elected at the 2006 Annual Meeting of Stockholders received a grant of an option to purchase 10,500 shares dated February 6, 2007. In addition, all Class I directors received a grant of an option to purchase 1,500 shares and all Class II directors received a grant of an option to purchase 3,000 shares. All of the options vest in three annual installments beginning one year from the date of election or re-election.

This table discloses all compensation provided to each non-employee director of the Company in fiscal year 2007.

	Fees Earned	Option
	or Paid	Awards	All Other		Total
Name	in Cash ($)	($)(1)	Compensation ($)		($)

Charles A. Bowsher	54,500	40,278	170,197	(2)	264,975
David S. Brown	49,000	32,153	0		81,153
Connie R. Curran	46,000	12,553	0		58,553
William T. Keevan	47,000	36,641	0		83,641
Frederick A. Krehbiel	40,000	32,153	0		72,153
Robert C. McCormack	39,500	40,278	0		79,778
Julie A. McGee	43,500	40,278	0		83,778
Fernando Ruiz	39,500	32,153	0		71,653
Harold T. Shapiro	48,000	27,813	0		75,813

(1)	The amounts reported in the Options Awards column represent the dollar amount, without any reduction for the risk of forfeiture, recognized for financial statement purposes for the fiscal year ended June 30, 2007, of option grants to each of the non-employee directors, calculated in accordance with the provisions of SFAS 123R. See “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2007, filed with the SEC on August 24, 2007, for the assumptions made in determining SFAS 123R values. The SFAS 123R value as of the option grant date is spread over the number of months of service required for the grant to become fully vested In addition to the expense for current year grants, ratable amounts expensed for awards that were granted in fiscal years 2004 through 2006 are also included. There can be no assurance that the SFAS 123R calculated amounts will represent the amounts that the directors will actually realize from the awards.

The aggregate number of option awards outstanding at June 30, 2007 for each of the non-employee directors was as follows:

Options
Name	Outstanding (#)

Charles A. Bowsher	15,750
David S. Brown	15,750
Connie R. Curran	5,500
William T. Keevan	12,500
Frederick A. Krehbiel	20,500
Robert C. McCormack	25,500
Julie A. McGee	21,750
Fernando Ruiz	9,000
Harold T. Shapiro	13,000

(2)	Represents a lump sum distribution in January 2007 from Mr. Bowsher’s nonqualified deferred compensation plan.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Stockholders wishing to communicate with the Board of Directors and other interested persons should send any communication to: Secretary, DeVry Inc., One Tower Lane, Suite 1000, Oakbrook Terrace, Illinois 60181. Any such communication must be in writing, must set forth the name and address of the stockholder (and the name and address of the beneficial owner, if different), and must state the form of stock ownership and the number of shares beneficially owned by the stockholder making the communication. The Company’s Secretary will compile and periodically forward all such communication to the Board of Directors.

CERTAIN TRANSACTIONS

Various Company policies and procedures, which include the Code of Business Conduct and Ethics, which applies to the Company’s directors, officers (including the CEO, the Chief Financial Officer and the Controller) and all other employees, and annual questionnaires completed by all Company directors, director nominees and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable Securities and Exchange Commission rules. The Company’s Governance Committee considers and makes recommendations to the Board of Directors with respect to possible conflicts of interest or any other provisions of the Code of Business Conduct and Ethics. The Governance Committee also annually reviews the continuing independence of the Company’s non-employee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations. The Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Governance Committee and makes the relevant determination. These practices are not required by any document.

No relationships or transactions occurred between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since the beginning of the Company’s last fiscal year of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

POLICY FOR COMMUNICATING ALLEGATIONS RELATED TO ACCOUNTING COMPLAINTS

Stockholders and employees of the Company and other interested persons may communicate or report any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Business Conduct and Ethics (collectively, “Accounting Complaints”) to the General Counsel of DeVry Inc. at the following address:

General Counsel
DeVry Inc.
One Tower Lane
Oakbrook Terrace, IL 60181-4624

Accounting Complaints may also be submitted in a sealed envelope addressed to the chair of the Audit Committee, in care of the General Counsel, at the address indicated above, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Any person making such a submission who would like to discuss an Accounting Complaint with the Audit Committee should indicate this in the submission and should include a telephone number at which he or she may be contacted if the Audit Committee deems it appropriate.

Employees may also report Accounting Complaints using any of the reporting procedures specified in the Company’s Code of Business Conduct and Ethics. All reports by employees shall be treated confidentially and may be made anonymously. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions taken by such employee with respect to the good faith submission of Accounting Complaints.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to its Directors, officers (including the CEO, the Chief Financial Officer and the Controller) and all other employees. The Code is intended to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

The Code is available in print, without charge, from the Secretary of the Company to any stockholder upon written request and is also available on the Company’s website, www.devryinc.com. The Company posts any amendments to or waivers from the Code (to the extent applicable to the Company’s directors and executive officers) on the Company’s website, www.devryinc.com.

STOCK OWNERSHIP

The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each person known by the Company to own beneficially more than five percent of the Common Stock, (2) each Director of the Company, (3) each nominee for election as Director, (4) each NEO, and (5) all Directors and officers of the Company as a group, in each case as of June 30, 2007, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Amount and Nature of Beneficial Ownership

	Amount and Nature of Beneficial Ownership
			Stock Options	Total Common
	Common Shares		Exercisable	Stock
	Beneficially Owned		within 60 days	Beneficially	Percentage
Name	Excluding Options(1)		of Record Date(2)	Owned	Ownership

Fidelity Management & Research	10,546,000		—	10,546,000	14.8
82 Devonshire Street Boston, MA 02109
Baron Capital Management, Inc.	6,602,800		—	6,602,800	9.2
767 Fifth Avenue New York, NY 10153
Westport Asset Management Inc.	5,065,400		—	5,065,400	7.1
253 Riverside Avenue Westport, CT 06880
Dennis J. Keller	8,317,389	(3)(4)	250,025	8,567,414	12.0
Ronald L. Taylor	1,514,062	(3)	427,625	1,941,687	2.7
Charles A. Bowsher	2		8,750	8,752	*
David S. Brown	48,500	(3)	12,250	60,750	*
Connie R. Curran	0		5,500	5,500	*
William T. Keevan	0		5,500	5,500	*
Frederick A. Krehbiel	26,100		17,000	43,100	*
Lyle Logan	0		0	0	*
Robert C. McCormack	25,284		18,500	43,784	*
Julia A McGee	22,526		14,750	37,276	*

	Amount and Nature of Beneficial Ownership
		Stock Options	Total Common
	Common Shares	Exercisable	Stock
	Beneficially Owned	within 60 days	Beneficially	Percentage
Name	Excluding Options(1)	of Record Date(2)	Owned	Ownership

Fernando Ruiz	0	5,500	5,500	*
Harold T. Shapiro	250	13,000	13,250	*
Daniel Hamburger	1,000	191,360	192,360	*
Richard M. Gunst	0	7,000	7,000
Norman M. Levine	44,548	50,115	94,663	*
David J. Pauldine	29,595	19,405	49,000	*
Thomas Shepherd	0	27,500	27,500	*
All Directors and Officers as a Group (23 persons)	10,030,121	1,150,495	11,180,616	15.7

*	Represents less than one percent of the outstanding Common Stock.

(1)	“Common Stock Beneficially Owned” includes stock held in joint tenancy, stock owned as tenants in common, stock owned or held by spouse or other members of the holder’s household, and stock in which the holder either has or shares voting and/or investment power, even though the holder disclaims any beneficial interest in such stock. Options exercisable within 60 days after June 30, 2007, are shown separately.

(2)	Option prices for these shares range from $13.4688 to $38.8125 per share.

(3)	As of June 30, 2007 the outstanding pledge amounts pursuant to a 10b5-1 trading plan are as follows: Mr. Keller — 150,000 shares; Mr. Taylor — 134,800 shares and Mr. Brown — 10,000 shares.

(4)	Mr. Keller has 2,069,922 shares pledged to secure various personal lines of credit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission. The Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement with the Company’s management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Frederick A. Krehbiel, Chair
Connie R. Curran
William T. Keevan
Julia A. McGee

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this Proxy Statement, under the heading, “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in fiscal year 2007 to the following individuals, whom we refer to as our “NEOs”:

•	Dennis, J. Keller, Senior Advisor and Board Chair

•	Daniel Hamburger, President and Chief Executive Officer

•	Ronald L. Taylor, Senior Advisor and Former Chief Executive Officer

•	Richard M. Gunst, Sr. Vice President and Chief Financial Officer

•	Norman M. Levine, Former Sr. Vice President and Chief Financial Officer

•	David J. Pauldine, Executive Vice President

•	Thomas C. Shepherd, Executive Vice President

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Role of the Compensation Committee

The Committee has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The Committee’s role is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, our compensation and benefit plans and policies, review and approve stock awards to directors and NEOs, and review and approve annually all compensation decisions relating to our NEOs. The Committee meets periodically to review our executive compensation programs, approve compensation levels and performance targets, review management performance, and approve annual cash incentive compensation distributions. The Committee met five times in fiscal year 2007. The Committee operates under a written charter, a copy of which is available on the Company’s website, www.devryinc.com.

Role of Executive Officers and Management

The Compensation Committee invites select members of management to participate in its meetings. The CEO and Vice President of Human Resources were regular attendees at Committee meetings. The Committee also invited the CFO, Controller, and General Counsel to provide perspective and participate in its meetings from time to time. Management’s role was to contribute input and analysis to the Committee’s discussions. At the Committee’s direction and request, management also establishes the overall Company merit pool and guidelines, as well as the overall annual incentive compensation and option award pools. After listening to the recommendations of the CEO and receiving input from others, the Committee gave feedback on the recommendations, and regularly met in executive session for further discussion and analysis.

Executive Compensation Philosophy and Objectives

The Company’s compensation philosophy with respect to its NEOs is predicated on the notion that the total compensation of high-performing executives should be competitive with other alternatives available to them in the marketplace. Another aspect of the Company’s compensation philosophy is that a significant portion of each executive’s total compensation should be variable — with both upside potential and downside risk — depending upon the performance of the Company and the individual.

The overall goal of the Company’s compensation program is to create the maximum long-term return to our stockholders. It was designed to attract and motivate high-quality executives who see great opportunity for themselves at the Company because of their confidence in their ability to perform and belief in the Company’s prospects. It was designed to align NEO compensation with the Company’s business objectives. It also was designed to reward individual and Company performance and provide incentives consistent with the overall goal of enhancing stockholder value.

Performance

Mr. Keller’s total compensation for fiscal year 2007 was partly to compensate him for his Board service and otherwise was determined by the Senior Advisor Agreement between Mr. Keller and the Company, which is discussed below in the section on “Employment Agreements, Severance and Change-in-Control Payments”. Mr. Levine resigned as the Company’s Senior Vice President and Chief Financial Officer on July 24, 2006 and retired from the Company on April 30, 2007. His compensation for fiscal year 2007 should be viewed in the context of his mid-year retirement. He received stock options in fiscal year 2007, yet the grant was based upon his fiscal

2006 activities, and he received no annual incentive payment. Thus references to “NEOs” in the following discussion on performance are directed to the NEOs other than Mr. Keller and Mr. Levine.

A significant portion of the total compensation of the NEOs was performance-based for fiscal year 2007. Part of this related to individual performance, and part of it related to Company performance. Performance-based payments were determined based upon pre-established performance measures from various sources. The Company has a confidential five-year strategic plan containing various milestones, which was developed by the CEO, management and the Board. Executive management of the Company established an operating plan at the beginning of fiscal year 2007, which was approved by the Board. It included confidential revenue and earnings per share goals for the Company and each of its business units. Mr. Taylor and Mr. Hamburger established performance goals and objectives for the Company and the CEO at the beginning of fiscal year 2007. They also worked collaboratively with the other NEOs in developing their individual performance goals and objectives. These individual performance goals and objectives reflected functional results or business unit performance appropriate for each NEO’s respective role. Each stressed the building of organizational strength and advancement of the Company’s core values. Individual goals and objectives were regularly reviewed by each NEO with the CEO throughout the fiscal year (the specific goals and objectives are discussed in more detail below).

Many of the performance measures utilized in the Company’s compensation program are discussed below. Some are not discussed, where doing so would cause competitive harm to the Company and come into direct conflict with the Company’s practice of not providing forward guidance to the investment community. The internal revenue and earnings per share targets for the Company and its various business segments for the fiscal year 2007, that played a role in determining each NEO’s incentive compensation, fall into this category. They flowed from the Company’s internal operating plans, which were closely linked with the Company’s long-term strategic planning. Public disclosure of these measures could give the Company’s competitors critical commercial and financial insight into these matters. It also could provide potentially harmful insight into the Company’s competitive strategy as it relates to attracting investment capital, and even undermine a competitive advantage the Company has built-up in that regard. The Company has a proven ability to raise investment capital, in part because its approach to long-term growth is viewed as attractive to capital sources with a long-term, risk-adjusted outlook. Disclosure of short-term performance measures would introduce confidential commercial and financial information inconsistent with this approach, and would undermine this competitive advantage.

Many of the performance measures utilized in the Company’s compensation program were outgrowths of the Company’s operating plan for fiscal year 2007. They were considered to be the best estimate of what the Company could deliver, if management were to materially satisfy its goals and objectives for the year. They were intended to be aggressive yet achievable goals. At the time these goals were set, it was expected that it would take extraordinary performance on the part of management to exceed them to the extent necessary to yield maximum incentive payouts under the Company’s annual cash incentive plan. Only in years in which the Company has out-performed its goals, have incentive payments been made above established targets. When this has not been the case, incentive payouts have been lower. For example, the annual incentive payment for the CEO in fiscal year 2006 was $810,000, when net income increased 139%, compared to fiscal 2005 when net income decreased and the annual incentive payment for the CEO was $180,000. The Company’s incentive plans have successfully implemented our philosophy of pay for performance.

Mr. Taylor was the CEO for the first 4 1/2 months of the Company’s fiscal year 2007. His compensation for that period was determined under a previously existing employment agreement. Mr. Taylor became a Senior Advisor to the Company on November 15, 2006, pursuant to a Senior Advisor Agreement between Mr. Taylor and the Company. However, at the request of the Company’s Board, Mr. Taylor continued to devote substantial attention to supporting the transition of CEO responsibilities to Mr. Hamburger through approximately March 15, 2007. His compensation in this transition period was determined under a letter agreement with the Company dated August 15, 2006, which included provisions entitling him to receive annual incentive compensation as if he had been CEO for the first half of the fiscal year. His compensation for the period from March 15, 2007, through the end of the fiscal year was determined exclusively under his Senior Advisor Agreement. Mr. Taylor’s previously existing employment agreement, the August 15, 2006, letter agreement, and the Senior Advisor Agreement, each between Mr. Taylor and the Company, are described below in the section on “Employment Agreements, Severance and Change-in-Control Payments”. The Committee evaluated Mr. Taylor’s performance as CEO at the end of 2007 fiscal year. Its evaluation took into account actual results versus the performance measures and goals that had been set for him and the Company at the beginning of the 2007 fiscal year. The Committee also considered its interaction with Taylor and observation of his performance while he was CEO. Based upon this evaluation, the Committee determined Mr. Taylor’s annual incentive compensation and long-term incentive compensation. The Company did exceptionally well in fiscal year 2007 and Mr. Taylor contributed materially to this result. Fiscal year 2007 total consolidated revenues for the Company increased 11.2% and net income increased 77% as compared to the prior year, which also compared very favorably to the Company’s internal operating plans. Mr. Taylor also was successful in achieving his individual performance objectives while serving as CEO of the Company.

Mr. Hamburger was COO of the Company through November 15, 2006, and then CEO for the remainder of the 2007 fiscal year. The Committee evaluated Mr. Hamburger’s performance at the end of fiscal year, taking into account his performance as COO and CEO, for the respective time-periods. Its evaluation took into account actual results versus the performance measures and goals set for him in the roles of COO and CEO, respectively. The Committee also considered its interaction with Mr. Hamburger and observation of his performance throughout the fiscal year, thus adding a discretionary element to its evaluation. We believe that the Company’s executive compensation program was better because of this element, as it allowed for the consideration of factors that could not be measured with precision. Based upon this evaluation, the Committee determined Mr. Hamburger’s annual incentive compensation and long-term incentive compensation. As noted above with respect to Mr. Taylor, the Company did exceptionally well in fiscal year 2007. Mr. Hamburger contributed materially to its favorable results and was successful in achieving his individual performance objectives.

Mr. Taylor, Mr. Hamburger and the other NEOs collaborated in setting individual goals and objectives for the (non-CEO) NEOs at the beginning of the 2007 fiscal year. The individual performance goals and objectives set for Mr. Gunst, in his role as the head of a critical Company function, focused on:

•	Transitioning of all CFO functions from the prior CFO;

•	Leading the strategic and financial planning processes, providing analytical insights, and regularly monitoring key performance indicators;

•	Ensuring the financial perspective is provided on all the issues that are being considered by the Company;

•	Representing the company externally to media, investors, government agencies, and the general public;

•	Monitoring and enhancing internal control processes;

•	Recruiting, training, supervising, and evaluating department staff; and,

•	Continuously evaluating the Company’s capital structure from a strategic perspective.

The individual performance goals and objectives set for Mr. Pauldine and Dr. Shepherd, as operating division heads, focused on:

•	Optimizing operational and financial performance; and,

•	Executing strategic plans, particularly concerning facilities, student services and relationships with accreditation, government and other education professionals.

The CEO and the other NEOs met regularly throughout the year to assess progress against goals and objectives. At the conclusion of fiscal year, Mr. Hamburger evaluated the performance of the other NEOs for the complete fiscal year. His evaluation was based upon their individual performances, the performance of their business unit or functional area, and the financial performance of the Company. His evaluation took into account his day-to-day observation of each other NEO’s performance in a number of areas felt to be important to all executives of the Company, such as behaviors that:

•	Reinforce the Company’s core values;

•	Attract, motivate, reward and retain employees who consistently deliver strong performance to ensure the Company’s long term success;

•	Promote teamwork that is focused on meeting the expectations of our customers (students and employers of graduates), various outside agencies (regulators and accreditors) and its stockholders; and,

•	Promote dedication to the empowerment of our students to achieve their educational and career goals.

The review process was the same for the other NEOs as it was for the CEOs, except that Mr. Hamburger evaluated the other NEOs’ individual performances and reported to the Committee, which reviewed and approved his conclusions. Mr. Hamburger judged and reported that Mr. Gunst, Mr. Pauldine and Dr. Shepherd each attained overall success in achieving his individual goals and objectives, and the Committee agreed.

In making its various determinations discussed above, the Committee took into account the relationship between the compensation paid by the Company to its CEO in fiscal year 2007, and that paid to the Company’s other NEOs. The Committee considered the nature and magnitude of their respective roles and responsibilities, as well as distinctions the market recognizes for CEO compensation generally. Overall, the Committee found the relationship to be reasonable and appropriate.

Elements of Executive Compensation

The Company’s goal was to maintain a clear, straightforward and transparent approach to its executive compensation program in fiscal year 2007. The key elements of the Company’s program were:

•	Annual base salary;

•	Annual cash incentive compensation; and,

•	Long-term incentive compensation (stock options).

The Company also provided severance protection for certain situations, such as change in control, and a few perquisites and other personal benefits to its NEOs.

The Committee aimed to provide total cash compensation to each NEO that was market-competitive, beginning with a competitive base salary, with the remainder largely at-risk, to be earned based upon individual and Company performance. Stock options were included in the program to provide a strong incentive for the NEOs to focus on the creation of stockholder value over the long-term. For example, of Mr. Hamburger’s total compensation, approximately two-thirds was at-risk, in the form of annual incentive pay and stock options.

The following is a description of the three main components of the Company’s compensation program, the purpose of each, and the role each plays in meeting the overarching objectives of the Company’s compensation program for its NEOs.

Annual Base Salary

The Company pays base salaries as a secure, predictable component of cash compensation, which is essential for attracting and retaining talented executives. The Company constantly monitors market salaries for executives within its industry and among organizations of similar size and characteristics (e.g., service-based, and geographically dispersed). Base salaries are adjusted in the early part of each fiscal year to reflect the executive’s performance during the year and keep the Company competitive in relation to market changes.

The Committee set the CEOs’ base salaries on a basis consistent with the Company’s compensation philosophy and, therefore, with careful attention to market-competitiveness. Similarly, Mr. Taylor recommended the annual base salary of each of the other NEOs for the fiscal year 2007 based on his experience, extensive knowledge of competitive practices in the industry, intelligence gathering and analysis of the market at that time, and his assessment of each NEO’s performance for the fiscal year 2006. Generally, Mr. Taylor made his assessments for adjustment of the other NEOs’ fiscal year 2007 salaries, based on the following:

(1) The Company’s financial performance compared to its fiscal 2006 operating plan;

(2) Each NEO’s performance against individual goals and objectives established in collaboration with the CEO at the beginning of fiscal 2007;

(3) Each NEO’s effectiveness in instilling a culture of teamwork, student service and integrity;

(4) Each NEO’s expected future contributions;

(5) The compensation practices of other similar or competitor companies; and,

(6) Discretion based on interaction and observation throughout the year.

Annual Cash Incentive Compensation

The Company’s Management Incentive Program for paying annual incentive compensation is referred to internally as “MIP”. It was designed to motivate and reward the Company’s NEOs, and other management employees, by putting a substantial portion of cash compensation at risk, and paying annual incentives when individual performance goals and Company financial objectives are met or exceeded. MIP incentive payments for a fiscal year are determined and paid in the beginning of the subsequent fiscal year. For fiscal year 2007, Mr. Hamburger and Mr. Taylor each received a MIP award based upon the portion of the 2007 fiscal year in which each was CEO, but also taking into account their roles and responsibilities during the portion of the year in which each was not the CEO.

Three items went into the Committee’s determination of MIP awards for fiscal year 2007: (1) individual target amounts calculated as a percentage of base salary set by the Committee for the CEO, and by the CEO for the other NEOs (with the approval of the Committee) (“MIP Target”); (2) performance against fiscal year 2007 goals set for the Company and the business segment or functional area of each respective NEO; and, (3) to a limited extent discretion.

For fiscal year 2007, MIP Targets for the NEOs were: for Mr. Hamburger 80% of base salary for the period in which he functioned as COO and 100% of base salary for the period in which he functioned as CEO; for Mr. Taylor 100% of base salary for the period in which he functioned as CEO, but adjusted to a six month proration pursuant to the August 15, 2006 letter agreement; for Mr. Gunst 50% of base salary prorated for the 11 months he was with the Company during fiscal year 2007; for Mr. Pauldine 63% of base salary; and for Dr. Shepherd 45% of base salary.

The Committee approved the fiscal year 2007 MIP performance measures at the outset of the fiscal year. They were carefully selected with long-term growth in mind, as follows: for Mr. Hamburger, Mr. Taylor and Mr. Gunst, 40% of the annual MIP based upon achievement of the Company’s earnings per share goal, 30% upon achievement of revenue goals and 30% based upon achievement of individual goals. For Mr. Pauldine and Dr. Shepherd, 18% of the annual MIP was to be based upon achievement of the earnings per share goal, 12% upon achievement of corporate revenue goals, 25% upon business unit operating income, 15% on business unit revenue goals and 30% upon achievement of individual performance goals.

The Committee reviewed the performance of Mr. Taylor and Mr. Hamburger against these pre-established goals at the end of the fiscal year 2007 and made its decision accordingly. MIP payouts can be as low as zero but also have an overachievement opportunity of 150% of MIP Target, which rewards exceptional performance compared to expectations, over-delivery of strategic initiatives, and/or achievement of initiatives not contemplated at the time goals were set. The Committee awarded 115% of Mr. Taylor’s MIP Target, based on the Company’s performance against its fiscal year 2007 operating plan. It awarded 130% of Mr. Hamburger’s MIP Target, based also on the Company’s performance against its fiscal year 2007 operating plan and his success in accelerating the Company’s progress toward its strategic objectives. The process was essentially the same for the other NEOs, except Mr. Hamburger reviewed their performance, and his recommendations were reviewed and approved by the Committee. The amounts determined by the Committee to be paid to each respective NEO as an annual incentive awards for fiscal year 2007 appear in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table.

Long-Term Incentive Compensation — Stock Options

Although the Compensation Committee regularly evaluates other cash and stock-based incentive compensation vehicles, the Committee has a longstanding reliance upon stock options as the primary long-term incentive vehicle to align the long-term interests of management and stockholders. In doing so, the Committee encourages executive focus on the behaviors and initiatives that will lead to increased long-term stockholder value. Long-term equity compensation is an important retention tool and, thus, the Company has chosen a graduated five-year vesting schedule for stock options to encourage longer-term focus and retention.

The Committee made grants to each of the NEOs as part of its regular annual review process, taking into account the same five criteria described in the “Annual Base Salary” section, above. The Committee targeted the value of the long-term equity compensation to represent a substantial portion of each NEO’s total compensation. The NEOs were among a group of 173 Company employees who received stock option grants. Details concerning fiscal year 2007 stock option grants for the NEOs appear in the 2007 Grants of Plan-Based Awards table.

The Committee granted Incentive Stock Options (ISOs) up to the $100,000 IRS limitation applicable to each one-year vesting period. If this limitation is met for any NEO, then the remaining award is issued as a non-qualified stock option. The Committee recognizes that the Company may not receive a tax deduction for ISOs. However, given the relatively small amounts allowed under the IRS limits and the opportunity to provide a benefit to employees, the Company decided to grant ISOs to enhance the Company’s ability to attract and retain executives.

All Other Compensation

In general, the Company does not provide perquisites to its CEO or NEOs that are not available to other employees, with the exception of those listed below:

•	Company matching contributions made or credited in fiscal year 2007 under the DeVry Inc. Deferred Compensation Plan;

•	Life/disability insurance premiums for Messrs. Taylor and Keller beyond the group life insurance benefit afforded other NEOs, although Mr. Keller elected not to take advantage of this benefit in fiscal year 2007;

•	A company leased automobile or cash automobile allowance; and,

•	Other medical insurance and out-of-pocket medical costs.

Perquisites make up the smallest portion of each NEO’s total compensation package, but provide a competitive level of retirement savings, healthcare and life/disability protection, in order to attract and retain executives. The nature and quantity of perquisites provided by the Company did not change materially in fiscal year 2007 versus 2006, although the Company discontinued its practice of reimbursing Mr. Taylor and Mr. Hamburger for certain limited financial planning fees. The Compensation Committee periodically reviews the perquisite program and allowances provided to each NEO to determine if adjustments are appropriate.

The “All Other Compensation” column of the 2007 Summary Compensation Table shows the amounts of such compensation paid for fiscal year 2007 to each of the NEOs.

Deferred Compensation

In August 1999, the Committee approved the DeVry Inc. Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan for executives to save for retirement by deferring a portion of their current compensation until termination of service with the Company or other specified dates. The Company credits matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to the Company’s tax-qualified Profit Sharing Retirement Plan are limited by the Internal Revenue Code. The Deferred Plan makes the NEOs and other higher compensated employees whole for amounts they could not contribute to the Profit Sharing Retirement Plan because of IRS limits. The Company did not contribute to the Deferred Plan except as a matching contribution to amounts the NEOs contributed during the 2007 fiscal year. The Company does not have a defined benefit pension plan, so the Company’s Profit Sharing Retirement Plan and the Deferred Plan are the only retirement savings vehicles for executives. We also do not have a supplemental retirement plan (SERP).

Employment Agreements, Severance and Change-in-Control Payments

The Company entered into the 2002 Employment Agreement with Ronald Taylor while he was CEO of the Company. It provided for an initial base salary, annual salary increases and annual bonuses for an initial term of employment ending on June 30, 2005, which thereafter continued until either Mr. Taylor or the Company gave the other at least 150 days’ notice of termination. The 2002 Employment Agreement provided that it could be terminated by the Company upon (1) the death of Mr. Taylor, (2) physical or mental disability of Mr. Taylor that prevented him from performing his duties for a continuous period of 180 days, or (3) for cause (as defined in the 2002 Employment Agreement). Mr. Taylor could terminate the 2002 Employment Agreement if (1) he was not accorded the authority, duties, obligations and prerogatives set forth in the 2002 Employment Agreement, (2) such authority, duties, obligations or prerogatives were materially or substantially reduced, (3) he was not paid or reimbursed amounts due him under the 2002 Employment Agreement, (4) the Company failed to observe its obligations under the 2002 Employment Agreement, or (5) a “change of control” (as defined in the 2002 Employment Agreement) of the Company occurred and Mr. Taylor resigned for any reason at any time during the 12-month period following the occurrence of a “change of control” after providing at least 30 days’ advance written notice of such resignation to the Company.

In July of 2002, the Company also entered into Senior Advisor Agreements with Mr. Taylor and Mr. Keller that defined the future relationship each executive would have with the Company following the termination of his then existing employment arrangement. Under the terms of these agreements, each executive was to have duties and responsibilities that include focusing on the strategy of and investor relations for the Company and serving as a senior advisor to the Board. The term of the Senior Advisor Agreements is 15 years, divided into an initial five-year period and a final ten-year period. Each executive is to be provided with an appropriate office and compensated for his services at the annual rate of $420,000 during the initial five-year period and, during the final period, at an annual rate of $50,000, subject to annual increases at the budgeted annual average percentage increase for all Company employees, plus health, welfare and pension benefits consistent with past practice, as well as other fringe benefits on the same terms and to the same extent as provided by the Company to senior management employees, excluding special CEO benefits. Subject to certain cost limitations, the Company also is required to maintain an insurance policy providing $1 million in death benefits payable to the executive’s designated beneficiary, and reimbursement of expenses consistent with past practices of the Company and usages in effect from time to time. Each Senior Advisor Agreement terminates upon the executive’s death or permanent disability or for cause. The executive may terminate the agreement at any time. If the executive’s termination occurs for any reason but cause, the executive is entitled to payment and benefits through the end of the period (either initial or final) in which the termination occurs and to continuation of medical coverage for the remainder of the lives of the executive and his spouse. Such medical coverage is subject to a tax gross up if taxed to the executive and to the requirement that the executive secure Medicare coverage or whatever other medical coverage may otherwise then be available, which coverage shall, if lawful, be deemed primary.

On June 30, 2006, Mr. Keller’s employment with the Company pursuant to his previous employment agreement terminated, and he immediately became employed by the Company as a Senior Advisor pursuant to his Senior Advisor Agreement. Mr. Keller remained the Chair of the Company’s Board.

On February 23, 2006, Mr. Taylor gave notice in accordance with the terms of the 2002 Employment Agreement that his term of employment with the Company under that agreement would end on November 15, 2006, at which time he would become a Senior Advisor to the Company pursuant to his July, 2002, Senior Advisor Agreement. On August 15, 2006, the Company entered into a supplemental letter agreement with Mr. Taylor, which provided the following: (i) during the period beginning on November 15, 2006 and ending on March 15, 2007, Mr. Taylor would make himself available for up to 40 hours to provide any advice, counsel and assistance the Board of Directors might request to facilitate the transition of CEO responsibilities; (ii) in return for such services, the Company would pay Mr. Taylor $140,000 in additional salary, and a bonus which, together with the MIP annual incentive payment Mr. Taylor was to receive pursuant to his 2002 Employment Agreement would equal the amount he would have received as a MIP annual incentive payment had his employment under the 2002 Employment

Agreement terminated on December 31, 2006; and (iii) the compensation provided for in the letter agreement was to be in addition to the compensation provided for in his Senior Advisor Agreement.

The Company has also entered into an employment agreement with Daniel Hamburger. The agreement provides for an initial base salary, annual salary increases and annual bonuses for an initial term of employment through November 10, 2005, and continuing thereafter until either Mr. Hamburger or the Company provides the other with at least 180 days’ notice. Mr. Hamburger’s employment terminates 180 days after the delivery of such notice, unless earlier terminated. The employment agreement provides that it may be terminated by the Company upon (1) the death of Mr. Hamburger, (2) his physical or mental disability that prevents him from performing his duties for a continuous period of 180 days, or (3) for cause (as defined in the employment agreement). Mr. Hamburger may terminate the agreement if (1) he is not accorded the authority, duties, obligations and prerogatives set forth in the agreement, (2) such authority, duties, obligations or prerogatives are materially or substantially reduced, (3) he is not paid or reimbursed amounts due him under the agreement, or (4) the Company otherwise fails to observe its obligations under the agreement. In the event the Company terminates the agreement or fails to continue or renew the agreement, or Mr. Hamburger terminates the agreement for any reason stated in the preceding sentence, he is entitled to severance payments equal to 12 times his monthly base salary. In the event of his termination following a change in control, as defined in the agreement, any unvested stock options will immediately vest and the severance payment will be 24 times the monthly base salary, plus prorated bonus.

The Senior Advisor Agreements the Company has with Mr. Keller and Mr. Taylor, and the employment agreement the Company has with Mr. Hamburger contain provisions regarding potential payments by the Company in the event of the termination of employment. The Company also has made certain contractual commitments to Mr. Gunst regarding severance. Mr. Hamburger’s employment agreement contains provisions regarding potential payments to him by the Company following a change-in-control of the Company. These employment agreements are summarized in the narrative accompanying the Summary Compensation Table under the caption “Employment Agreements” and the Company’s obligations under them with respect to severance and change-in-control scenarios are discussed in the narrative accompanying the Potential Payments Upon Termination or Change-in-Control table.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to “Covered Employees”, defined as the Chief Executive Officer and the three other most highly compensated officers employed at year-end. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

Base salaries do not qualify as “performance-based compensation” under Section 162(m), although the base salaries of the Company’s NEOs are substantially below the $1 million level. Amounts paid to an executive that are excludable from gross income, such as Profit Sharing Retirement Plan contributions reflected in the “All Other Compensation” column in the Summary Compensation Table, are not subject to Section 162(m). Incentive compensation accrued by the Company in fiscal year 2007 under the provisions of the DeVry Incentive Plan of 2005 are expected to qualify as “performance-based compensation.” Gains on the exercise of stock options in fiscal year 2007 by persons who were Covered Employees at the end of the fiscal year did not qualify as performance-based where the Section 162(m) limitations on deductibility were relevant.

Role of Independent Consultant

The Compensation Committee has engaged Sibson Consulting as a compensation consultant to work collaboratively with the Committee for the fiscal year beginning July 1, 2007. Sibson reports solely to the Committee. Sibson performs no other services for the Company. Sibson provides the Committee with data and insights that ensure that our executive compensation program and directors’ compensation program are fair, reasonable, and consistent with our compensation objectives, but ultimately the Committee makes its own decisions. Sibson also is assisting the Committee in selecting compensation and performance benchmarks, and evaluating the suitability of its peer group.

Changes for Fiscal Year 2007-2008

The Compensation Committee is evaluating possible changes for the fiscal year 2008 that began July 1, 2007, but no determinations have been made as of this time.

EXECUTIVE COMPENSATION

2007 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and each of the other executive officers named in this section for the fiscal year 2007, which ended June 30, 2007.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation		Total
Name and Principal Position(1)	Year	($)(2)	($)(3)	($)(4)	($)		($)

Dennis J. Keller	2007	420,000	25,110	0	58,657	(5)	512,923
Board Chair
Daniel Hamburger	2007	577,125	425,956	708,701	15,968	(6)	1,727,750
Chief Executive Officer and President
Ronald L. Taylor	2007	751,813	1,030,110	579,859	72,400	(7)	2,434,182
Former Chief Executive Officer
Richard M. Gunst	2007	258,429	64,488	169,085	9,321	(8)	501,323
Sr. Vice President and Chief Financial Officer
Norman M. Levine	2007	132,000	100,500	0	14,244	(9)	246,744
Former Sr. Vice President and former Chief Financial Officer
David J. Pauldine	2007	330,000	139,095	201,923	10,939	(10)	681,957
Executive Vice President
Thomas C. Shepherd	2007	247,500	55,661	157,916	28,410	(11)	489,487
Executive Vice President

(1)	Mr. Hamburger was elected Chief Executive Officer and President on November 15, 2006. Previously Mr. Hamburger was Chief Operating Officer. Mr. Taylor was Chief Executive Officer through November 15, 2006 and is currently a Senior Advisor. Mr. Gunst was appointed Sr. Vice President and Chief Financial Officer on July 24, 2006. Mr. Levine retired from the Company on April 30, 2007.

(2)	This shows the salaries paid in fiscal year 2007. The following have elected to defer a portion of their salary under the Deferred Plan: Mr. Gunst — $27,499 and Mr. Levine — $840. Mr. Hamburger received an annualized salary of $414,000 while he was Chief Operating Officer for 4.5 months and received an annualized salary of $675,000 as Chief Executive Officer for the remaining 7.5 months of fiscal year 2007. Mr. Gunst received an annualized salary of $275,000 in fiscal year 2007.

(3)	The amounts reported in the Options Awards column represent the dollar amount, without any reduction for the risk of forfeiture, recognized for financial statement purposes for the fiscal year ended June 30, 2007, of option grants to each of the NEOs, calculated in accordance with the provisions of Statement of Financial Accounting Standards Number 123R (“SFAS 123R”). See “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2007, filed with the SEC on August 24, 2007, for the assumptions made in determining SFAS 123R values. The SFAS 123R value as of the option grant date is expensed over the number of months of service required for the grant to become fully vested. For retirement eligible grantees, the entire amount is expensed in the year of the grant. In addition to the expense for current year grants, ratable amounts expensed for awards that were granted in fiscal years 2003 through 2006 are also included.

(4)	The MIP compensation was earned in fiscal year 2007 and paid in fiscal year 2008 based upon the MIP guidelines. The following have elected to defer a portion of their MIP compensation under the Deferred Plan: Mr. Hamburger — $141,740; Mr. Gunst — $33,817; and Mr. Pauldine — $30,288.

(5)	All other compensation reported for Mr. Keller represents (i) the Company’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $9,100; (ii) leased car value, $1,271; (iii) group life insurance, $5,639; (iv) executive medical benefits, $3,647; and (v) directors fees, $39,000.

(6)	All other compensation reported for Mr. Hamburger represents (i) the Company’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $7,650; (ii) leased car value, $4,083; (iii) group life insurance, $500; and (iv) executive medical benefits, $3,735.

(7)	All other compensation reported for Mr. Taylor represents (i) the Company’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $10,500; (ii) leased car value, $2,285; (iii) group life insurance, $3,406; (iv) additional life insurance, $12,100; (v) executive medical benefits, $2,609; (vi) personal financial planning, $2,500; and (vii) director fees, $39,000.

(8)	All other compensation reported for Mr. Gunst represents (i) car allowance, $7,894; (ii) group life insurance, $621; and (iii) executive medical benefits, $806.

(9)	All other compensation reported for Mr. Levine represents (i) the Company’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $9,521; (ii) group life insurance, $697; and (iii) executive medical benefits, $4,026.

(10)	All other compensation reported for Mr. Pauldine represents (i) the Company’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $3,300; (ii) leased car value, $3,917; (iii) group life insurance, $629; and (iv) executive medical benefits, $3,093.

(11)	All other compensation reported for Mr. Shepherd represents (i) the Company’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $4,372; (ii) car allowance, $6,000; (iii) group life insurance, $792; and (iv) medical insurance, $17,246.

2007 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each NEO with respect to stock options granted in fiscal year 2007.

		All Other Option
		Awards: Number of		Exercise or Base	Grant Date Fair
		Securities		Price of Option	Value of Stock and
Name	Grant Date	Underlying Options		Award ($/Sh)(6)	Option Awards(7)

Dennis J. Keller	8/24/2006	500	(1)	22.22	$5,025
	2/6/2007	1,500	(2)	28.80	$20,085
Daniel Hamburger	10/3/2006	55,000	(3)	21.62	$552,750
	2/6/2007	50,000	(4)	28.80	$669,500
Ronald L. Taylor	8/24/2006	500	(1)	22.22	$5,025
	10/3/2006	100,000	(3)	21.62	$1,005,000
	2/6/2007	1,500	(2)	28.80	$20,085
Richard M. Gunst	7/24/2006	35,000	(5)	20.97	$351,750
Norman M. Levine	10/3/2006	10,000	(3)	21.62	$100,500
David J. Pauldine	10/3/2006	30,000	(3)	21.62	$301,500
Thomas C. Shepherd	10/3/2006	17,500	(3)	21.62	$175,875

(1)	Option grant issued to Plan Committee members under the 1999 Stock Incentive Plan. Options become exercisable one year after the date of grant and have a maximum term of ten years.

(2)	Option grant issued to members of the Board of Directors under the 2003 Stock Incentive Plan. Options become exercisable at thirty three and one third percent for each of the first three years of grant and have a maximum term of ten years.

(3)	Option grant issued as part of the performance based annual incentive grant under the 2003 Stock Incentive Plan. Options become exercisable at twenty percent per year for five years from grant and have a maximum term of ten years.

(4)	Option grant issued for promotion and part of employment agreement under the 2003 Stock Incentive Plan and become exercisable at twenty percent per year for five years from grant and have a maximum term of ten years.

(5)	New hire option grant issued under the 2003 Stock Incentive Plan. Options become exercisable at twenty percent per year for five years from grant and have a maximum term of ten years.

(6)	All options granted to the NEOs in fiscal year 2007 have an exercise price equal to the closing sale price of the common stock on the date of grant.

(7)	This column shows the grant date fair value of options awarded to each of the NEOs in fiscal year 2007, computed in accordance with FAS 123R. Also see “Note 3: Stock Based Compensation” to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 for an explanation of the assumptions made by the Company in the valuation of these awards.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth information for each NEO with respect to each grant of options to purchase Company common stock that was made at any time, has not yet been not exercised, and remained outstanding at June 30, 2007.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)(6)	Date

Dennis J. Keller	500	(1)	0		22.6875	7/1/2008
	625	(2)	0		20.9375	7/24/2008
	30,000	(2)	0		22.25	8/18/2008
	500	(1)	0		24.00	7/1/2009
	35,000	(2)	0		21.2188	8/17/2009
	500	(1)	0		28.875	7/3/2010
	40,000	(2)	0		31.75	8/21/2010
	500	(1)	0		35.22	7/2/2011
	46,000	(2)	0		35.10	8/24/2011
	500	(1)	0		22.07	7/1/2012
	40,000	(2)	10,000	(2)	17.45	8/13/2012
	500	(1)	0		23.93	7/1/2013
	30,000	(2)	20,000	(2)	27.16	8/15/2013
	500	(1)	0		27.41	7/1/2014
	2,400	(2)	3,600	(2)	15.81	11/16/2014
	500	(1)	0		20.33	7/1/2015
	0		500	(1)	22.22	8/24/2016
	0		1,500	(3)	28.80	2/6/2017
Daniel Hamburger	40,000	(2)	10,000	(2)	15.03	11/12/2012
	11,520	(2)	7,680	(2)	27.16	8/15/2013
	20,000	(2)	30,000	(2)	20.78	8/10/2014
	75,000	(4)	0		21.40	6/15/2015
	0		55,000	(2)	21.62	10/3/2016
	0		50,000	(2)	28.80	2/6/2017
Ronald L. Taylor	500	(1)	0		22.6875	7/1/2008
	625	(2)	0		20.9375	7/24/2008
	30,000	(2)	0		22.25	8/18/2008
	500	(1)	0		24.00	7/1/2009
	35,000	(2)	0		21.2188	8/17/2009
	500	(1)	0		28.875	7/3/2010
	40,000	(2)	0		31.75	8/21/2010
	500	(1)	0		35.22	7/2/2011
	46,000	(2)	0		35.10	8/24/2011
	500	(1)	0		22.07	7/1/2012

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)(6)	Date

	40,000	(2)	10,000	(2)	17.45	8/13/2012
	500	(1)	0		23.93	7/1/2013
	30,000	(2)	20,000	(2)	27.16	8/15/2013
	500	(1)	0		27.41	7/1/2014
	40,000	(2)	60,000	(2)	20.78	8/10/2014
	100,000	(4)	0		21.40	6/15/2015
	500	(1)	0		20.33	7/1/2015
	0		500	(1)	22.22	8/24/2016
	0		100,000	(2)	21.62	10/3/2016
	0		1,500	(3)	28.80	2/6/2017
Richard M. Gunst	0	(2)	35,000	(2)	20.97	7/24/2016
Norman M. Levine	337	(5)	0		22.25	8/18/2008
	1,713	(5)	0		21.2188	8/17/2009
	8,500	(5)	0		31.75	8/21/2010
	2,500		0		37.75	1/3/2011
	10,000	(5)	0		35.10	8/24/2011
	8,972	(5)	0		17.45	8/13/2012
	7,861	(5)	0		27.16	8/15/2013
	8,055	(5)	0		20.78	8/10/2014
	14,000	(5)	0		21.40	6/15/2015
	4,000	(5)	0		21.62	10/3/2016
David J. Pauldine	4,405	(2)	36,000	(2)	21.76	10/24/2015
	0		30,000	(2)	21.62	10/3/2016
Thomas C. Shepherd	6,000	(2)	9,000	(2)	20.12	10/18/2004
	15,000	(4)	0		21.40	6/15/2015
	0		17,500	(2)	21.62	10/3/2016

(1)	Options vest 100 percent after the first year of the 10-year option term.

(2)	Options vest 20 percent per year after each of the first five years of the 10-year option term.

(3)	Options vest at 33.33 percent per year after each of the first three years of the 10-year option term.

(4)	Options vested 100 percent on date of grant of the 10-year option term.

(5)	Mr. Levine retired on April 30, 2007. These options contained an accelerated vesting provision and will expire at the expiration date of the option.

(6)	All options were granted at market value on the date of grant based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

2007 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during fiscal year 2007 of options to purchase shares of common stock by each of the NEOs and (2) the dollar amount realized on exercise of the exercised options.

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

Dennis J. Keller	51,000	1,005,150
Ronald L. Taylor	51,000	721,080
Norman M. Levine	49,187	546,014
David J. Pauldine	4,595	20,172

(1)	Represents the pre-tax difference between the closing market price of the common stock as reported in The Wall Street Journal for the date of exercise of the option and the option exercise price multiplied by the number of shares of common stock covered by the options held.

2007 Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate
	Contributions	Earnings	Balance at
	in Last	in Last	Last Fiscal
	Fiscal Year	Fiscal Year	Year End
Name	($)(1)	($)(2)	($)(3)

Dennis J. Keller	0	81,820	767,985
Daniel Hamburger	141,740	8,961	204,042
Ronald L. Taylor	0	41,115	851,376
Richard M. Gunst	61,316	128	27,628
Norman M. Levine	840	17,346	133,050
David J. Pauldine	30,288	0	0
Thomas C. Shepherd	0	0	0

(1)	Executive Contributions in Last Fiscal Year. The amount of executive contributions made by each NEO and reported in this column is included in each NEO’s compensation reported on the 2007 Summary Compensation Table, either in the “Salary” or “Non-Equity Incentive Plan Compensation” column. Mr. Levine’s amount is related to salary in fiscal year 2007. Mr. Gunst deferred $27,499 of his fiscal year 2007 salary and deferred $33,817 of his MIP compensation. The amounts reported for Mr. Hamburger and Mr. Pauldine represent deferrals of a portion of their MIP compensation. Each item of MIP compensation was earned in fiscal year 2007, but paid in fiscal year 2008.

(2)	Aggregate Earnings in Last Fiscal Year. These amounts represent the earnings in the Deferred Plan for fiscal year 2007. These amounts are not reported in the Summary Compensation Table.

(3)	Aggregate Balance at Last Fiscal Year End. The aggregate balance as of June 30, 2007 reported in this column for each NEO reflects amounts that have been previously reported as compensation on the Summary Compensation Table for prior years except for earnings on such balances.

Deferred Compensation Plan

Under the Deferred Plan, participants are entitled to defer compensation until termination of service with the Company or certain other specified dates. The Company credits matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to the Company’s Profit Sharing Retirement Plan are limited by various Internal Revenue Code limitations. The Company may also credit participants’ accounts with discretionary profit sharing contributions. Participants may elect to have their Deferred Plan accounts credited with earnings based on various investment choices made available by the Compensation Committee for this purpose. Also, participants’ dependents are eligible to receive a pre-retirement death benefit.

2007 Potential Payments Upon Termination or Change-in-Control

The Management Incentive Plan (MIP) provides that the annual incentive will be paid at target upon a change in control, prorated for the actual number of months worked in the year. Outstanding stock option vesting will be accelerated on certain stock option agreements at the time of a change in control. The Compensation Committee believes that these provisions in our MIP and stock options are appropriate, since an executive’s position and ability to earn the award could be adversely affected by a change in control, even if he or she is not terminated. The Company is contractually committed to provide benefits to certain of the NEOs should their employment with the Company be terminated. These benefits are in addition to the benefits to which the executives otherwise would be entitled upon a termination of employment. The incremental benefits payable to the executives are described as follows:

Employment Agreements

MR. HAMBURGER

The employment agreement of Mr. Hamburger, which was effective as of November 15, 2006 in connection with his assumption of the duties of President and Chief Executive Officer of the Company, provides the following severance benefits:

•	If a change in control of the Company has not occurred and Mr. Hamburger’s employment is terminated by the Company for other than “cause” or retirement at age 65, or Mr. Hamburger terminates his employment for “good reason,” he is entitled to an immediate payment equal to 12 months of his base salary.

•	If the Company terminates Mr. Hamburger’s employment following a change in control of the Company (i.e., a sale of substantially all of the Company’s assets or the acquisition by another entity of a majority of the Company’s common stock), he is entitled to the following:

i. An immediate payment equal to two times annual salary;

ii. An immediate payment equal to a pro rata portion of the average bonuses paid to him for the two years prior to his termination; and,

iii. Immediate vesting of all outstanding stock options.

“Cause” means Mr. Hamburger’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement. “Good reason” exists if Mr. Hamburger is not accorded the duties and responsibilities described in the agreement, if his duties or responsibilities are materially or substantially reduced, if he is not paid amounts owed under the agreement within 10 days’ notice to the Company, or if the Company otherwise breaches the agreement.

MR. GUNST

The Company’s employment arrangement with Mr. Gunst, which was effective as of July 24, 2006 in connection with the commencement of his employment as Chief Financial Officer of the Company, provides that if he is terminated by the Company for other than death, disability or “cause,” the Company will pay him 12 months of continued salary. “Cause” means Mr. Gunst’s willful disregard of a Company policy after written notice, his willful and continued failure to perform his duties after a written demand for performance, or his willful engagement in conduct materially injurious to the Company. The receipt of these payments is conditioned on his signing an appropriate release of claims.

MR. KELLER AND MR. TAYLOR

Mr. Keller and Mr. Taylor each have entered into Senior Advisor Agreements with the Company, which became effective June 30, 2006 and November 15, 2006 respectively. The agreements provide the following severance benefits in the event the executive’s employment with the Company is terminated by either party without cause within the 15-year term of their respective Senior Advisor Agreement:

•	Mr. Taylor and Mr. Keller: continued salary for the remainder of such period (salary is $420,000 per year for the first five years as a Senior Advisor and $50,000 per year for the next ten years, adjusted annually by the salary increase taken on average by the Company for other employees; and,

•	Mr. Taylor: continued health coverage for the executive and his spouse under the Company-sponsored plan for the duration of their lives, with the Company paying any required premiums (provided that the executive and his wife obtain any health coverage available from any other employer or Medicare) and participation in the executive medical coverage program, which reimburses up to $50,000 per annum in out-of-pocket medical costs. The Company also provides a tax gross up with respect to any income tax liability incurred by the executive as a result of such coverage.

“Cause” means the executive’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement. The executive is not entitled to any other severance under any other plan or arrangement of the Company.

The agreements contain restrictive covenants that prohibit the executive from (i) revealing confidential information and (ii) for 24 months after termination of employment, providing services to competitors (as defined in the agreement), soliciting certain persons who were customers or suppliers of the Company within 24 months prior to such solicitation, or soliciting other employees.

Stock Option Plans

In the event Mr. Hamburger is terminated following a change of control, any of his stock options that are then unvested, vest immediately pursuant to his Employment Agreement and vest upon a change in control (without regard to termination) under the provisions of the agreements by which his currently outstanding options were granted. The provisions of the agreements under which options are held by Mr. Pauldine, Mr. Gunst and Mr. Shepherd also call for the vesting of unvested options in the event of a change in control. Options held by the other NEOs were fully vested at June 30, 2007.. None of the NEOs, including Mr. Hamburger, have unique post-termination exercise rights.

The tables set forth below quantifies the additional benefits as described above that would be paid to each NEO in a separation context or assuming a change in control of the Company (if applicable) occurred and the executives subsequently become eligible for benefits following a termination of employment on June 30, 2007.

2007 Potential Severance Payments

No Change in Control(1)

	Daniel	Richard	Ronald	Dennis
Name:	Hamburger	Gunst	Taylor	Keller
Salary:	$675,000	$275,000	$2,659,100	$2,501,600
Continued Health Coverage:	N/A	N/A	$301,100	$297,000

Change in Control

	Daniel	Richard	Ronald	Dennis
Name:	Hamburger	Gunst	Taylor	Keller
Salary:	$1,350,000	N/A	N/A	N/A
Bonus:	$490,791	N/A	N/A	N/A
Continued Health Coverage:	N/A	N/A	N/A	N/A
Value of Vesting of Unvested Stock Options(2):	$1,582,785	$456,750	N/A	N/A

(1)	Employment is terminated by DeVry other than in the event of death or disability or for Cause.

(2)	Based on the difference between the exercise price and the closing market price of the common stock for such date as reported in The Wall Street Journal. These options vest upon a change in control, without regard to termination of employment. The value of vesting of unvested stock options for other NEOs, assuming a change in control at June 30, 2007, would be $813,360 for Mr. Pauldine and $342,100 for Mr. Shepherd.

Profit Sharing Retirement Plan

Employees of the Company and its subsidiaries participate in the DeVry Inc. Profit Sharing Retirement Plan (the “Profit Sharing Retirement Plan”), which, as of June 30, 2007, covered 3,717 of the Company’s employees, including 826 former employees. Under the Profit Sharing Retirement Plan, eligible employees share in the success and profitability of the Company through a combination of Company matching and discretionary contributions. Regular full-time employees and regular part-time employees who complete 1,000 hours of service during a Profit Sharing Retirement Plan Year (July 1 — June 30) become automatically enrolled in the Profit Sharing Retirement Plan. Eligible employees may choose to contribute to a 401(k) account from one percent to 50% (one percent to six percent in the case of highly compensated employees) of their annual eligible compensation (including salary, overtime pay and bonuses), subject to IRS annual contribution limitations. To those employees contributing one percent to a 401(k) account, the Company makes a matching contribution of one percent of their total annual eligible compensation; to those employees contributing two percent or more, the Company makes a matching contribution of two percent of their total annual eligible compensation. Allocations of the Company’s discretionary profit sharing contribution under a formula based on compensation and seniority are made to eligible employees who have completed one year of service as of the last day of any Profit Sharing Retirement Plan Year. The matching and discretionary contributions by the Company vest ratably over five years.

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains six equity compensation plans: the Amended and Restated Stock Incentive Plan, established in 1988, the 1991 Stock Incentive Plan, the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. The Company’s stockholders have approved each of these plans.

The following table summarizes information, as of June 30, 2007, relating to these equity compensation plans under which the Company’s Common Stock is authorized for issuance.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	3,316,210	$23.61	3,395,828
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,316,210	$23.61	3,395,828

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the stockholder-approved 1988 Stock Incentive Plan (800 shares), 1991 Stock Incentive Plan (11,550 shares), 1994 Stock Incentive Plan (609,998 shares), 1999 Stock Incentive Plan (1,205,418 shares), 2003 Stock Incentive Plan (1,488,444 shares) and the DeVry Inc. Incentive Plan of 2005 (0 shares).

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 1999 Stock Incentive Plan (5,312 shares), the 2003 Stock Incentive Plan (390,516 shares) and the DeVry Inc. Incentive Plan of 2005 (3,000,000 shares). All of the shares remaining available for the grant of future awards of options, warrants and rights are available under the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. No new awards may be granted under the 1988 Stock Incentive Plan, the 1991 Stock Incentive Plan or the 1994 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

To Our Stockholders:

The Audit Committee of DeVry Inc., which met seven times during the last fiscal year, consists of four independent Directors and operates under a written charter that conforms to the Securities and Exchange Commission’s implementing regulations and to the NYSE listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process from which it prepares the financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the annual financial statements of the Company and expressing an opinion on those statements. The Audit Committee monitors the Company’s financial reporting processes, including its internal control systems. The principal duties of the Audit Committee include:

•	the selection of the Company’s independent registered public accounting firm, subject to ratification by the stockholders;

•	discussing with the independent registered public accounting firm the independent registered public accounting firm’s independence;

•	monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements;

•	reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm; and

•	discussing with management and the independent registered public accounting firm the nature and effectiveness of the Company’s internal control systems.

With respect to the Company’s audited financial statements for the fiscal year ended June 30, 2007:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has met with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, and discussed the matters required by Statement of Auditing Standards No. 61, as amended, and Securities and Exchange Commission Regulation S-X, Rule 2-07; and

•	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP their independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PricewaterhouseCoopers LLP referred to above, management’s representations and the report of PricewaterhouseCoopers LLP on the Company’s audited financial statements, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2007 be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

In addition, the Audit Committee has appointed, subject to stockholder ratification, PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2008.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

Charles A. Bowsher, Chair
David S. Brown
William T. Keevan
Harold T. Shapiro

AUDIT FEES

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2007. The Company’s stockholders ratified the engagement at the Annual Meeting of Stockholders on November 15, 2006. In addition to engaging PwC to audit the consolidated financial statements for the Company and its subsidiaries for the year and review the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the Audit Committee also engaged PwC to provide various other audit and audit related services — e.g., auditing of the Company’s compliance with student financial aid program regulations.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Company engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include, from time to time, business and asset valuation studies, and services in the fields of law, human resources, information technology, employee benefits and tax structure and compliance.

The aggregate amounts included in the Company’s financial statements for fiscal year 2007 and 2006 for fees billed or to be billed by PwC for audit and other professional services, respectively, were as follows:

	Fiscal 2007	Fiscal 2006

Audit Fees	$1,453,375	$1,582,100
Audit Related Fees	445,088	—
Tax Fees	456,562	138,708
All Other Fees	2,400	—

Total	$2,357,425	$1,720,808

Audit Fees — Includes all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of the Company’s financial statements and the audit of internal control over financial reporting. In addition, this category includes fees for services in connection with the Company’s statutory and regulatory filings, consents and review of filings with the Securities and Exchange Commission such as the annual report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K. Also included are services rendered in connection with the required annual audits of the Company’s compliance with the rules and procedures promulgated for the administration of federal and state student financial aid programs.

Audit Related Fees — Includes all assurance and related services such as for employee benefit plan audits and due diligence related to acquisitions.

Tax Fees — Includes all services related to tax compliance, tax planning, tax advice, assistance with tax audits and responding to requests from the Company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting. The Company’s Audit Committee has considered the nature of these services and concluded that these services may be provided by the independent registered public accounting firm without impairing its independence.

All Other Fees — Includes subscriptions for on-line accounting research services.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for and nature of the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied as appropriate. A record of all such approvals is maintained in the files of the Audit Committee for future reference. All services provided by PwC during the past year were approved by the Audit Committee prior to their undertaking.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy. For fiscal year 2007, none of the services provided by PwC were provided pursuant to the de minimis exception to the pre-approval requirements contained in the applicable rules of the Securities and Exchange Commission. Audit Committee consideration and approval generally occurs at a regularly scheduled Audit Committee meeting. For projects that require an expedited decision because they should begin prior to the next regularly scheduled meeting, requests for approval may be circulated to the Audit Committee by mail, telephonically or by other means for its consideration and approval. When deemed necessary, the Audit Committee has delegated pre-approval authority to its Chair. Any engagement of the independent registered public accounting firm under this delegation will be presented for informational purposes to the full Audit Committee at their next meeting.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, as independent registered public accounting firm for the Company and its subsidiaries for fiscal year 2008. The Board of Directors recommends to the stockholders that the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company and its subsidiaries be ratified. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from stockholders.

Approval by Stockholders

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for fiscal year 2008 will require the affirmative vote of a majority of the shares of Common Stock of the Company outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for fiscal year 2008.

The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for fiscal year 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s Directors, executive officers and holders of more than 10% of the Company’s Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 2007, all such persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act, except that Director Robert C. McCormack was inadvertently late in filing one report on Form 4.

STOCKHOLDER PROPOSALS — 2008 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2008 Annual Meeting must be received by the Company no later than June 12, 2008 to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting. Also, under the Company’s By-Laws, other proposals that are not included in the Proxy Statement will be considered timely and may be eligible for presentation at that meeting only if they are received by the Company in the form of a written notice, directed to the attention of the Company’s Secretary, not later than September 12, 2008. The notice must contain the information required by the By-Laws.

SEC REPORTS

A copy of the Company’s 2007 Annual Report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Secretary of the Company at DeVry Inc., One Tower Lane, Oakbrook Terrace, IL 60181-4624. A copy of the Company’s Form 10-K and other periodic filings also may be obtained on the Company’s website at www.devryinc.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the Proxy Committee will vote and act according to their best judgment.

By Order of the Board of Directors

Secretary

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until DEVRY INC. 11:59 P.M. Eastern Time the day before the meeting ONE TOWER LANE date. Have your proxy card in hand when you access the web site. SUITE 1000 OAKBROOK TERRACE, IL 60181 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to DeVry Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: DVINC1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DeVry Inc. The Board of Directors recommends a vote FOR items 1, 2 and 3. 2. Election of Directors: For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Nominee: Class I (2010) — number(s) of the nominee(s) on the line below. 01 — Connie R. Curran 02 — Daniel Hamburger 0 0 0 03 — Lyle Logan 04 - Harold T. Shapiro 05 — Ronald L. Taylor For Against Abstain Vote On Proposals 1. To approve an amendment of Article Seventh of the Company’s Restated Certificate of Incorporation to change the maximum 0 0 0 number of directors the Company may have. 3. Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm. 0 0 0 Please date and sign below exactly as your name(s) appear(s) hereon. Joint owners should all sign. When signing in a representative capacity (such as for an estate, trust, corporation or partnership), please indicate title or capacity. For address changes and/or comments, please check this box 0 and write them on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

PROXY DeVry Inc. PROXY This Proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Gregory S. Davis and Richard M. Gunst as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DeVry Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, November 7, 2007 at 9:00 a.m. Central Standard Time at Doubletree Guest Suites and Conference Center, Grand Ballroom, 2111 Butterfield Road, Downers Grove, IL 60515, and all adjournments thereof. The shares represented by this Proxy will be voted as specified. If no choice is specified, this Proxy will be voted FOR Proposals 1, 2 and 3. The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting. Address Changes/Comments: (If you noted any address changes and/or comments above, please check the corresponding box on the reverse side.) PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED PREPAID ENVELOPE. (Continued and to be signed on reverse side.)